EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 9, 2021		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS ANNUAL 2020 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.9 billion financial holding company with two community bank subsidiaries, announced its financial results for the fourth quarter of 2020, as well as the 2020 calendar year.  Premier realized net income of $22,438,000 ($1.52 per diluted share) during the year ending December 31, 2020, a $1.76 million, or 7.3%, decrease from the $24,196,000 ($1.64 per diluted share) reported for the year ending December 31, 2019.  The decrease in net income in 2020 is largely due to decreases in interest income and non-interest income, coupled with an increase in the provision for loan losses and a slight increase in non-interest expense.  These changes that negatively affected net income more than offset decreases in interest expense and income tax expense.  A majority of these changes were largely in response to changes in the economy related to the novel corona virus of 2019 (“COVID-19”), whether as a result of governmental stimulus to depositors and borrowers, Federal Reserve Board of Governors’ changes in interest rate policy to stimulate the economy and/or customer behavior in response to government guidelines aimed to minimize the spread of COVID-19, as more fully explained throughout this analysis below.

President and CEO Robert W. Walker commented, “We are pleased with our results for the year 2020, especially as we continue to navigate all of the societal and economic changes related to curbing the spread of the COVID-19 virus.  In spite of significant changes in the interest rate environment during 2020, our net interest income for the year ended $757,000, or 1.1% higher than the net interest income we reported in 2019.  We also held the line on non-interest expenses, which increased by only $141,000, or 0.3%, in 2020 even as our balance sheet grew by 9.3%, or $164.8 million.  Nevertheless, net income results are down in 2020, primarily due to a $2,200,000 million, or 176%, increase in loan loss provision expense largely attributed to potential COVID-19 related loan losses, as well as a $1.1 million, or 23.4%, decrease in non-interest income from service charges and fees on deposit accounts.  We believe we have been prudent by adding approximately $2,500,000 to our qualitative credit risk analysis of the loan portfolio for potential COVID-19 related loan losses during the calendar year 2020, even as our other loan credit risk measurements are improving.  The path ahead is still uncertain for most businesses, including ours.  As lenders, we are carefully monitoring our borrowers’ performance and will respond accordingly as we learn about their ability to continue to meet their debt obligations.  Our non-interest income was down as deposit customers kept close tabs on their personal finances and were less likely to overdraft their deposit accounts with us.  As an essential business, we took steps to modify our normal business operations to include keeping branches open with appropriate ‘social distancing’ measures; utilizing permitted guidance provided by federal and state banking supervisory regulators to assist borrowers to avoid defaulting on their loans; and robustly participating in the U.S. Treasury’s and Small Business Administration’s Payroll Protection Program (“PPP”).  In 2020, Premier generated $116 million of new loans to small and medium sized businesses via the PPP program and has been assisting our borrowers with their applications for PPP loan forgiveness.  Through the end of the year, nearly half of our PPP loan balances have been forgiven by the Small Business Administration.”

Exhibit 99.1 - Continued

For the quarter ended December 31, 2020, Premier realized net income of $5,940,000 (40 cents per diluted share), a 0.8% increase over the $5,894,000 (40 cents per diluted share) of net income reported for the fourth quarter of 2019.  The $46,000, or 0.8%, increase in net income during the fourth quarter of 2020 is largely due to a $900,000, or 5.4%, increase in net interest income, a $446,000, or 3.9%, decrease in non-interest expense and a $90,000 decrease in income tax expense.  These improvements in net income were substantially offset by a $1,160,000 increase in the provision for loan losses and a $230,000, or 9.8%, decrease in non-interest income  when compared to the fourth quarter of 2019.

Net interest income for the quarter ended December 31, 2020 totaled $17.533 million, up $900,000, or 5.4%, from the $16.633 million of net interest income earned in the fourth quarter of 2019, as interest expense savings exceeded a decrease in interest income.  Interest income decreased by $402,000, or 2.1%, in the fourth quarter of 2020 when compared to the fourth quarter of 2019, largely due to a $425,000, or 17.5% decrease in interest income on investment securities and a $362,000, or 92.8%, decrease in interest income on interest-bearing bank balances and federal funds sold.  Partially offsetting these decreases, interest income on loans increased by $385,000, or 2.4%, as more fully explained below.  Interest income on interest-bearing bank balances and federal funds sold decreased in the fourth quarter of 2020 when compared to the same quarter of 2019 due to the significant decreases in the earning yields on these balances.  Although the combined average balances  for the quarter increased from $97.7 million during the fourth quarter of 2019 to $113.4 million during the fourth quarter of 2020, the earning yields dropped significantly in response to the Federal Reserve Board of Governors’ policy decision to drop the targeted federal funds rate to a range of 0.00% to 0.25% on March 16, 2020.  The actions taken by the Federal Reserve Board of Governors to reduce short-term interest rates reduced Premier’s earning yield on these highly liquid funds to an average of 0.10% during the fourth quarter of 2020 compared to an average yield of 1.58% during the same quarter of 2019.  Similarly, interest income on investment securities in the fourth quarter of 2020 decreased by $425,000, or 17.5%, when compared to the fourth quarter of 2019.  While the average balance of investments increased by $57.3 million in the fourth quarter of 2020 when compared to the same quarter of 2019, the average yield earned decreased to 1.88% in 2020 from 2.59% in 2019.

Interest income on loans increased by $385,000, or 2.4%, in the fourth quarter of 2020 when compared to the fourth quarter of 2019.  Included in the comparison is approximately $165,000 of interest income that was realized from deferred interest and discounts recognized on loans that paid-off or paid-down during the fourth quarter of 2020 compared to $208,000 of interest income of this kind recognized during the fourth quarter of 2019.  The loan payments in 2019 and 2020 included both non-accrual loans and performing loans that were once on non-accrual status.  Excluding the $43,000 higher level of recognition in 2019, interest income on loans would have otherwise increased by $428,000 in the fourth quarter of 2020 when compared to the same quarter of 2019.  The increase is a result of $1,942,000 of interest income and fees on loans recognized during the fourth quarter of 2020 from Premier’s SBA PPP loan portfolio.  Fees paid to the lender by the SBA are recognized in interest income over the life of the PPP loan.  Any remainder of the fee is recognized immediately when the PPP loan is forgiven and the SBA provides the funds to pay off the loan.  Without Premier’s participation in the PPP loan program, interest income on loans would have decreased by approximately $1,514,000, largely due to a decrease in the average yield on the remaining loan portfolio from 5.51% in the fourth quarter of 2019 to 5.09% in the fourth quarter of 2020, on a lower average balance of loans outstanding during the quarter.  Premier’s participation in the SBA’s PPP loan program resulted in $115,990,000 of new loans during the second and third quarters of 2020.  Primarily as a result of forgiveness payments, these loans increased the fourth quarter average loans outstanding by approximately $89,468,000 and increased interest income on loans during the fourth quarter of 2020 by approximately $1,942,000, which resulted in an average yield on these loans of 8.62%.  Without Premier’s participation in the SBA PPP loan program, average loans outstanding during the fourth quarter of 2020 would have decreased by $20,621,000, or 1.8%, when compared to the average loans outstanding during the fourth quarter of 2019.

Exhibit 99.1 - Continued

More than offsetting the decrease in interest income in the fourth quarter of 2020 was a $1,302,000, or 52.8%, decrease in interest expense, driven by a decrease in interest expense on deposits.  Interest expense on deposits decreased by $1,217,000, or 52.8% in the fourth quarter of 2020, largely due to decreases in the average rate paid on certificates of deposit, savings deposits, and NOW and money market deposits during the fourth quarter of 2020 compared to the same quarter in 2019.  Further interest expense savings were realized due to decreases in the average balance of higher-costing certificates of deposit during the fourth quarter of 2020 compared to the same quarter in 2019.  Nevertheless, average interest-bearing deposit balances increased by $34.4 million, or 3.1%, in the fourth quarter of 2020 compared to the same quarter of 2019.  The average interest rate paid on interest-bearing deposits decreased by 45 basis points from 0.83% during the fourth quarter of 2019 to 0.38% during the fourth quarter of 2020.  Decreases in short-term rates resulting from actions by the Federal Reserve Board of Governors to reduce the targeted federal funds rate, plus an inflow of funds from direct stimulus payments from the U.S. Treasury to deposit account holders during 2020, have resulted in a decrease in the competition for bank deposit rates.  As a result, the average interest rate paid on highly liquid NOW and money market deposits decreased by 17 basis points and the average rate paid on savings deposits decreased by 11 basis points in the fourth quarter of 2020 when compared to the fourth quarter of 2019.  Even with these resulting decreases in the average rate paid on transaction based deposits, the average outstanding balance of transaction based deposits increased, with less than 10% of the increase coming from the acquisition of the First National Bank of Jackson (“Jackson”) on October 25, 2019.  NOW and money market deposit account balances averaged $509.203 million in the fourth quarter of 2020, a $78.278 million increase over the average outstanding balances during the fourth quarter of 2019.  Similarly, savings deposit account balances averaged $297.590 million in the fourth quarter of 2020, a $42.995 million increase over the average outstanding balances during the fourth quarter of 2019.  Even with the increases in their average balances, interest expense savings on interest-bearing transaction deposit accounts equaled $232,000 of the $1,217,000 decrease in interest expense on interest-bearing deposits, largely as a result of rate reductions on NOW, money market and savings deposit accounts.

The remaining $985,000 decrease in interest expense on deposit accounts came from a decrease in average outstanding certificates of deposits and a decrease in the average rates paid during the fourth quarter of 2020 when compared to the fourth quarter of 2019.  Certificates of deposit decreased on average by approximately $86.825 million, or 20.6%.  As certificates mature, depositors are either seeking higher deposit rates from other competitive depository institutions or are transferring their balances to more liquid interest-bearing deposit accounts such as NOW, money market and savings deposits as a means to keep immediate access to their funds during the uncertainty of employment or economic conditions.  Interest expense savings are also the result of a decrease in the average rate paid on certificates of deposit, from a 1.77% average rate paid during the fourth quarter of 2019 to 1.06% paid during the fourth quarter of 2020.

Exhibit 99.1 - Continued

Additional interest expense savings were realized in the fourth quarter of 2020 from the reduction in outstanding Federal Home Loan Bank (“FHLB”) borrowings.  Interest expense on FHLB borrowings decreased by $47,000 in the fourth quarter of 2020 when compared to the same quarter of 2019, due to the payment upon maturity of approximately $8.8 million of FHLB borrowings since the end of December 2018.  The final $3.0 million outstanding FHLB borrowings were repaid upon maturity in the third quarter of 2020.  Average FHLB borrowings decreased from $6.4 million in the fourth quarter of 2019 to zero in the fourth quarter of 2020.  The average rate paid on FHLB borrowings in 2019 was 2.93%.  Also contributing to the decrease in interest expense during the fourth quarter of 2020 was a $27,000, or 30.7%, decrease in interest expense on Premier’s subordinated debt due to a decrease in the variable interest rate paid in 2020 compared to the fourth quarter of 2019.  The variable interest rate is indexed to the short-term three-month London Interbank Offered Rate (“LIBOR”), interest rate, which was lower in the fourth quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.  Interest expense on short-term borrowings, primarily customer repurchase agreements, decreased by $11,000, or 44.0%, in 2020 when compared to 2019.  The decrease in interest expense was largely due to a decrease in the average rate paid from 0.47% in the fourth quarter of 2019 to 0.17% in the fourth quarter of 2020, although on a $10.849 million higher average balance.

During the quarter ended December 31, 2020, Premier recorded $1,095,000 of provision for loan losses compared to a $65,000 negative provision for loan losses recorded during the same quarter of 2019.  The provision for loan losses recorded during the fourth quarter of 2020 included an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus (“Potential COVID-19 Losses”).  In the fourth quarter, Premier added approximately $389,000 to its qualitative credit risk analysis of the loan portfolio related to Potential COVID-19 Losses related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown, such as lodging, restaurants, amusement, personal services and retail stores, as well as loans to non-owner occupied rental real estate borrowers and religious and civic organizations.  Management also increased the estimate of Potential COVID-19 Losses on loans where the borrower remains on either an interest-only payment deferral period or a full principal and interest payment deferral period.  Due to government intervention efforts to stimulate the economy and maintain personal and business liquidity, the extent, if any, of the impact of the economic slowdown on such industries may not be known for quite some time in the future.  The remaining additional provision expense not related to Potential COVID-19 Losses in the fourth quarter of 2020 was a result of Premier’s normal analyses of the credit risk identified within the loan portfolio.  This includes approximately $250,000 of additional risk allocated to impaired loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Gross charge-offs of loans increased by $162,000 in the fourth quarter of 2020 when compared to the same quarter of 2019, while recoveries on loans previously charged-off increased by $14,000 in the same comparison.  However, total non-performing loans have decreased by $7,959,000, or 40.4%, since year-end 2019, largely due to a $5,441,000 decrease in non-accrual loans and a $2,622,000 decrease in accruing restructured loans.  The decrease in accruing restructured loans was largely due to a full payoff received on a $1,800,000 performing loan.  The decrease in non-accrual loans is largely due to moving loans to foreclosure and receiving payments on existing non-accrual loans.  These decreases were partially offset by a $104,000, or 4.7%, increase in accruing loans past due 90 days or more.  Total non-performing loans were approximately 0.97% of total outstanding loans at year-end 2020 compared to 1.65% of outstanding loans at year-end 2019.

Exhibit 99.1 - Continued

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended December 31, 2020 totaled $8.824 million compared to $9.040 million in the fourth quarter of 2019.  Net overhead costs decreased by $216,000, or 2.4%, in the fourth quarter of 2020 when compared to the fourth quarter of 2019, largely due to a $446,000, or 3.9%, decrease in non-interest expense partially offset by a $230,000, or 9.8%, decrease in non-interest income.  Total non-interest income decreased by $230,000 in the fourth quarter of 2020 when compared to the fourth quarter of 2019, largely due to a $316,000, or 25.7%, decrease in revenue from service charges and fees on deposit accounts.  Service charges on deposit accounts decreased largely due to a $279,000, or 29.8%, decrease in customer overdraft fees.  Transaction based deposit account balances have increased significantly during the fourth quarter of 2020 compared to the same quarter of 2019.  As certain sectors of the economy have been recovering slowly after they were required to close in an effort to help curb the spread of the COVID-19 virus, deposit customers have reduced transaction activity and their propensity to overdraft their accounts.  Other sources of non-interest income decreased by $56,000, or 27.6%, in the fourth quarter of 2020, which include decreases in checkbook sales, commissions on insurance premiums, and brokerage and annuity commission income.  Partially offsetting these decreases in non-interest income, electronic banking income increased by $94,000, or 11.1% and secondary market mortgage income increased by $48,000, or 80.0%.  Electronic banking income increased largely due to a $79,000, or 11.0%, increase in income from debit card transaction activity resulting from an increase in electronic payment transactions to facilitate customer purchases during the fourth quarter of 2020.  Secondary market mortgage income increased, in part due to the lower long-term interest rate environment, resulting in an increase in home loan refinances as customers are taking advantage of lowering their long-term fixed home loan interest rate.

Non-interest expense decreased by $446,000, or 3.9% in the fourth quarter of 2020 compared to the fourth quarter of 2019.  Increases in operating costs include a $215,000, or 14.4%, increase in outside data processing costs, a $216,000, or 90%, increase in taxes not on income, a $133,000 increase in FDIC insurance premiums, a $49,000, or 52.1%, increase in loan collection expenses and a $28,000, or 16.1%, increase in professional fees.  The $215,000 increase in outside data processing costs includes a $72,000, or 21.5%, increase in internet and mobile banking charges, as banking by electronic means becomes more and more popular among Premier’s customer base, and a $122,000 increase in data line costs as Premier is migrating to a more robust data line network across its branch network.  The $133,000 increase in FDIC insurance premiums is largely a result of utilizing FDIC based community bank assessment credits to eliminate the fourth quarter 2019 premium.  Such credits were fully utilized in the first half of 2020 and no credits were available to offset the fourth quarter 2020 premium.  The increase in taxes not on income is largely due to an increase in the Kentucky Franchise Tax assessment base in 2020.  This tax is set to be replaced in 2021 by a Kentucky net income tax newly applicable to the banking industry.

Exhibit 99.1 - Continued

These increases in non-interest expenses were more than offset by a $334,000, or 6.1%, decrease in staff costs, a $220,000, or 13.2%, decrease in occupancy and equipment expenses, a $378,000, or 44.0%, decrease in OREO expenses and writedowns, and a $163,000 decrease in other operating expenses when compared to the fourth quarter of 2019.  The decrease in staff costs is partially due to reduced staffing hours at some of Premier’s branch locations, staff savings from the closure of two branches during the fourth quarter of 2020 and $183,000 of savings in medical insurance premiums from a one month payment furlough in the fourth quarter of 2020.  Occupancy and equipment expense decreased, in part, due to a $265,000 decrease in facility costs, largely from a $300,000 increase in the gain on the sale of a branch facility in the fourth quarter of 2020 compared to the fourth quarter of 2019.  The decrease in OREO expenses and writedowns includes $802,000 of property writedowns, net of $71,000 in realized gains on the sale of OREO, in the fourth quarter of 2019 compared to only $321,000 of property writedowns and losses on the sale of OREO in the fourth quarter of 2020.  The $163,000 decrease in other operating expenses includes $92,000 of conversion related expenses incurred in the fourth quarter of 2019 to convert the Jackson branches to Premier’s operating system.

Net interest income for the year ended December 31, 2020 totaled $67.658 million, an increase of $757,000, or 1.1%, from the $66.901 million of net interest income earned during 2019, as interest expense savings exceeded a decrease in interest income.  Total interest income in 2020 decreased by $2,107,000, or 2.8%, largely due to decreases in interest income on interest-bearing bank balances and federal funds sold and interest income on investments.  Interest income from interest-bearing bank balances and federal funds sold decreased by $1,396,000, or 80.6%, largely due to the significant decreases in the earning yields on these balances.  Although the average balance for the year increased from $81.2 million during 2019 to $96.8 million during 2020, the earning yields dropped significantly in response to the Federal Reserve Board of Governors’ policy decision to drop the targeted federal funds rate to a range of 0.00% to 0.25% on March 16, 2020.  The actions taken by the Federal Reserve Board of Governors to reduce short-term interest rates reduced Premier’s earning yield on these highly liquid funds to an average of 0.35% during 2020 compared to an average yield of 2.13% during 2019.  Similarly, interest income on investment securities in 2020 decreased by $608,000, or 6.3%, when compared to 2019.  While the average balance of investments increased by $47.4 million in 2020 when compared to 2019, the average yield earned decreased to 2.21% in 2020 from 2.64% in 2019.

Interest income on loans decreased by $103,000, or 1.6%, in 2020.  Included in the comparison is approximately $1,060,000 of interest income that was realized from deferred interest and discounts recognized on loans that paid-off or paid-down during 2020 compared to $1,828,000 of interest income of this kind recognized during 2019.  The loan payments in 2019 and 2020 included both non-accrual loans and performing loans that were once on non-accrual status.  As a result of the $768,000 higher level of recognition in 2019, interest income on loans would have otherwise increased by $665,000 in 2020 when compared to 2019.  This increase includes approximately $1,415,000 of interest income on loans acquired from the acquisition of Jackson on October 25, 2019.  Interest income on these loans is included in Premier’s loan interest income only from the date of acquisition in October 2019 and therefore no interest income from these loans is included in the first three quarters of 2019.  Excluding the loan interest income earned on the Jackson loans and the decrease in deferred interest and discounts recognized on loans, interest income on loans decreased by $750,000, or 1.2%, in 2020 when compared to 2019.  The decrease is largely due to a decrease in the average yield on the remaining loan portfolio from 5.65% in 2019 to 5.27% in 2020.  As stated above, Premier’s participation in the SBA’s PPP loan program resulted in $115,990,000 of new loans during the second and third quarters of 2020.  These loans increased the average loans outstanding in 2020 by approximately $72,424,000 and increased interest income on loans during 2020 by approximately $3,922,000, which resulted in an average yield on these loans of 5.42%.  Without Premier’s participation in the SBA PPP loan program, and excluding the average loans from the Jackson acquisition, average loans outstanding during 2020 would have decreased by $19,828,000, or 1.7%, when compared to the average loans outstanding during 2019.

Exhibit 99.1 - Continued

More than offsetting the decrease in interest income in 2020 was a $2,864,000, or 29.6%, decrease in interest expense, driven by a decrease in interest expense on deposits.  Interest expense on deposits decreased by $2,618,000, or 29.1% in 2020, largely due to decreases in the average rate paid on certificates of deposit, savings deposits, and NOW and money market deposits during 2020 compared to 2019.  Further interest expense savings were realized due to decreases in the average balance of higher-costing certificates of deposit during 2020 compared to 2019.  Nevertheless, average interest-bearing deposit balances increased by $62.9 million, or 5.9%, in 2020 compared to 2019, largely due to the acquisition of Jackson in the fourth quarter of 2019.  The average interest rate paid on interest-bearing deposits decreased by 27 basis points from 0.84% during 2019 to 0.57% during 2020.  Decreases in short-term rates resulting from actions by the Federal Reserve Board of Governors to reduce the targeted federal funds rate, plus an inflow of funds from direct stimulus payments from the U.S. Treasury to deposit account holders during 2020, have resulted in a decrease in the competition for bank deposit rates.  As a result, the average interest rate paid on highly liquid NOW and money market deposits decreased by 15 basis points, the average rate paid on savings deposits decreased by 12 basis points and the average rate paid on certificates of deposit decreased by 32 basis points in 2020 when compared to 2019.  Even with these resulting decreases in the average rate paid on deposits, the average outstanding balance of deposits increased by $62.9 million, with only approximately $56.1 million of the increase coming from the acquisition of Jackson.  Approximately $1,851,000 of the decrease in interest expense on deposit accounts came from a decrease in average outstanding certificates of deposits and a decrease in the average rates paid during 2020 when compared to 2019.  Certificates of deposit decreased on average by approximately $38.230 million, or 9.4%.  Yet, even when factoring in the approximately $28.931 million increase in average certificate of deposit balances from the two Jackson branches in the full year of 2020 but only in the fourth quarter of 2019, average certificate of deposit balances in Premier’s other branch locations decreased by $67.161 million or 16.4% in 2020, when compared to 2019.

Additional interest expense savings were realized in 2020 from the reduction in outstanding Federal Home Loan Bank (“FHLB”) borrowings.  Interest expense on FHLB borrowings decreased by $134,000 in 2020 when compared to 2019, due to the payment upon maturity of approximately $8.8 million of FHLB borrowings since the end of December 2018.  The final $3.0 million outstanding FHLB borrowings were repaid upon maturity in the third quarter of 2020.  Also contributing to the decrease in interest expense during 2020 was an $85,000, or 23.0%, decrease in interest expense on Premier’s subordinated debt due to a decrease in the variable interest rate paid in 2020 compared to 2019.  Interest expense on other borrowings by the parent company decreased by $31,000 due to the full repayment of parent only borrowing prior to the end of June 2019 resulting in no interest expense on these borrowings in 2020.  Interest expense on short-term borrowings, primarily customer repurchase agreements, increased by $4,000, or 5.7%, in 2020 when compared to 2019, largely due to a higher average balance outstanding, partially offset by a lower average rate paid during 2020.

Exhibit 99.1 - Continued

Reducing Premier’s increase in net interest income in 2020 was an increase in the annual provision for loan losses.  During 2020, Premier recorded $3,450,000 of provision for loan losses compared to $1,250,000 of provision for loan losses recorded in 2019.  The provision for loan losses recorded during 2020 was largely to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to Potential COVID-19 Losses.  In 2020, Premier added approximately $2,500,000 to its qualitative credit risk analysis of the loan portfolio related to Potential COVID-19 Losses related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores, as well as loans to non-owner occupied rental real estate borrowers and religious and civic organizations.  Management also increased the estimate of Potential COVID-19 Losses on loans where the borrower remains on either an interest-only payment deferral period or a full principal and interest payment deferral period.  Due to government intervention efforts to stimulate the economy and maintain personal and business liquidity, the extent, if any, of the impact of the economic slowdown on such industries may not be known for quite some time in the future.  The remaining provision not related to Potential COVID-19 Losses in 2020 was a result of Premier’s normal analyses of the credit risk identified within the loan portfolio.  This includes additional risk related to increases in non-owner occupied loans and other loans outstanding during the year, which were offset by reductions in estimated credit risk within the loan portfolio resulting from decreases in higher risk loans, such as commercial and industrial loans, construction and land development loans and consumer loans.  Other indications of improving portfolio credit risk that occurred during 2020 include decreases in loans classified as Special Mention and Substandard, and improvements in past due ratios.  Specific reserves on impaired loans decreased from $3,102,000 at the end of 2019, net of $2,322,000 of specific reserves on impaired loans charged-off in 2020, to $999,000 at the end of 2020.  Total individually impaired loans decreased from $12.2 million at the end of 2019 to $5.1 million at the end of 2020.The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $2,066,000 in 2020 when compared to year 2019, while recoveries on loans previously charged-off increased by $36,000 in 2020.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year ended December 31, 2020 totaled $35.459 million compared to $34.430 million in the year 2019.  Net overhead costs increased by $1.029 million, or 3.0%, in 2020 when compared to 2019, largely due to an $888,000, or 9.5%, decrease in non-interest income combined with a minimal $141,000, or 0.3%, increase in non-interest expense.  Total non-interest income decreased by $888,000 in the calendar year 2020 when compared to 2019, largely due to a $1,090,000, or 23.4%, decrease in revenue from service charges and fees on deposit accounts.  Service charges on deposit accounts decreased largely due to a $981,000, or 27.7%, decrease in customer overdraft fees.  Transaction based deposit account balances have increased significantly during 2020 compared to 2019.  As certain sectors of the economy have been recovering slowly after they were required to close in an effort to help curb the spread of the COVID-19 virus, deposit customers have reduced transaction activity and their propensity to overdraft their accounts.  Other sources of non-interest income decreased by $181,000, or 18.6%, in 2020, which include decreases in checkbook sales, commissions on insurance premiums, income from Premier’s partial ownership of an insurance agency as well as brokerage and annuity commission income.  These increases were partially offset by a $184,000, or 5.3%, increase in electronic banking income and a $199,000, or 93.0%, increase in secondary market mortgage income.  Electronic banking income increased largely due to a $192,000, or 6.6%, increase in income from debit card transaction activity resulting from an increase in electronic payment transactions to facilitate customer purchases during 2020.  Secondary market mortgage income increased, in part, due to the lower long-term interest rate environment resulting in an increase in home loan refinances as customers are taking advantage of lowering their long-term fixed home loan interest rate.

Exhibit 99.1 - Continued

Non-interest expense increased by $141,000, or 0.3% in 2020 compared to 2019, largely due to the full year of operations of the two new Jackson locations, acquired on October 25, 2019 which increased direct non-interest expenses by approximately $956,000 in 2020.  Overall increases in operating costs include a $938,000, or 16.2% increase in outside data processing costs, a $260,000, or 26.7%, increase in taxes not on income, a $78,000, or 35.0%, increase in FDIC insurance and a $67,000, or 7.6%, increase in the amortization of intangible assets.  The $938,000 increase in outside data processing costs includes a $258,000 increase in internet and mobile banking charges, as banking by electronic means becomes more and more popular among Premier’s customer base, a $94,000 increase in ATM processing charges, as customers increased ATM activity in response to COVID-19, and a $410,000 increase in data line costs, as Premier migrated to a more robust data line network across its branch network.  The increase in FDIC insurance premiums is partially the result of utilizing more FDIC based community bank assessment credits in 2019 than in 2020 to eliminate FDIC insurance premiums plus an increase in the FDIC insurance assessment base in 2020, largely due to the growth in deposits.  Such community bank assessment credits were fully utilized in the first half of 2020 and no credits were available to offset the third and fourth quarter 2020 premiums.

These increases were substantially offset by a $306,000, or 1.4%, decrease in staff costs, an $82,000, or 1.2%, decrease in occupancy and equipment expenses, a $228,000, or 20.2%, decrease in professional fees, a $497,000, or 32.1%, decrease in OREO expenses and writedowns, and an $89,000 decrease in other operating expenses when compared to 2019.  The decrease in staff costs is largely due to reduced staffing hours at some of Premier’s branch locations, an increase in deferred loan costs related to the volume of PPP loans booked, and savings in medical insurance premiums from a one month payment furlough in the fourth quarter of 2020.   These savings more than offset $439,000 of additional staff costs related to the two newly acquired Jackson branches.  Occupancy and equipment expense decreased, largely due to the gain on the sale of a branch building in 2020, which more than offset the $123,000 increase in occupancy and equipment costs from the Jackson branches and a $109,000 increase in information technology costs.  Professional fees decreased by $228,000, largely due to a decrease in legal fees and consulting expenses, partially offset by increases in accounting and audit fees.  The decrease in OREO expenses and writedowns includes $1,169,000 of property writedowns, net of $191,000 in realized gains on the sale of OREO, in 2019 compared to $677,000 of property writedowns, net of $88,000 in realized gains on the sale of OREO, in 2020.

Total assets as of December 31, 2020 were up $164.8 million, or 9.3%, to $1.946 billion from the $1.781 billion of total assets at year-end 2019.  The increase in total assets since year-end is largely due to a $115.4 million increase in liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, funded by a $138.0 million, or 9.2%, increase in total deposits and a $13.4 million, or 65.6%, increase in customer repurchase agreements.  Other increases in earning assets include a $30.4 million increase in securities available for sale and a $19.1 million increase in total loans outstanding.  Investment securities increased by $30.4 million, or 7.8%, since year-end 2019, as $184.3 million of new investment purchases from available funds and a $7.2 million increase in the market value of the securities available for sale more than offset $158.4 million of proceeds from maturing investments, principal paydowns on mortgage backed securities, and securities that were called during 2020.  Total loans outstanding increased by $19.1 million, or 1.6%, largely due to Premier’s robust participation in the SBA’s PPP loan program in the second and third quarters of 2020, which generated $116.0 million of new loans.  During the fourth quarter of 2020, approximately $54.0 million of these PPP loans were forgiven by the SBA or were paid off by the borrower leaving approximately $62.0 million of PPP loans outstanding at December 31, 2020.  Without these loans, Premier’s loan portfolio would have decreased by approximately $42.9 million, or 3.6%, during 2020, largely due to regular principal payments, loan payoffs, and transfers of loans to OREO upon foreclosure, partially offset by internal loan growth.  Higher risk categories of loans such as construction and land loans decreased by approximately $43.5 million, or 32.0%; consumer loans decreased by $5.0 million, or 17.3%; and commercial and industrial loans decreased by $15.0 million, or 14.3%.  Residential real estate secured loans also decreased by $11.3 million or 2.9% during 2020.  These decreases more than offset a $24.7 million, or 8.1%, increase in non-owner occupied commercial real estate loans and a $6.3 million, or 21.0%, increase in other loans.  Other real estate owned (“OREO”) increased by $973,000, or 7.9%, largely due to the foreclosure on one commercial real estate property during the first quarter of 2020 that increased OREO by $600,000 and another foreclosure on an impaired multifamily real estate loan in the third quarter of 2020 that resulted in a $3,708,000 reduction in non-accrual loans and a $1,500,000 increase in OREO.  These and other increases were nearly offset by $1,416,000 of sales of OREO and $589,000 of value write-downs on other OREO properties.

Exhibit 99.1 - Continued

Total deposits increased by $138.0 million, or 9.2%, since year-end 2019.  The overall increase in deposits is largely due to a $119.8 million, or 32.6%, increase in non-interest bearing deposits, a $79.6 million, or 20.1%, increase in savings and money market deposits, and a $38.2 million, or 11.9%, increase in interest bearing transaction deposits.  Partially offsetting these increases, certificates of deposit (“CD”) balances decreased by $99.6 million, or 23.4%.  The decrease in certificate of deposit balances is not only primarily the result of discontinuing CD rate specials, but also a significant decrease in traditional CD rates, as management lowered offering rates in response to decreases in market short-term and long-term interest rates.  Much of the SBA’s PPP loan program proceeds were originally deposited with Premier’s subsidiary banks, giving rise to an increase in commercial based deposit balances.  Furthermore, government based economic stimulus checks to individuals have resulted in increases in retail based deposit balances.  Customer repurchase agreements increased by $13.4 million, or 65.6% since year-end 2019.  FHLB borrowings decreased by $6.4 million to zero at December 31, 2020, due to payments at maturity on all of the remaining FHLB advances assumed by Premier as part of its acquisition of First Bank of Charleston.  Premier’s subordinated debentures increased by $39,000 since year-end 2019 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.

Stockholders’ equity of $259.9 million equaled 13.4% of total assets at December 31, 2020, which compares to stockholders’ equity of $240.2 million, or 13.5% of total assets, at December 31, 2019.  The increase in stockholders’ equity was largely due to the $22.4 million of net income in the year 2020 and a $5.7 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.60 per share of cash dividends declared and paid during the four quarters of 2020.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the periods ended December 31, 2020

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2020	2019	2020	2019
Interest Income
Loans, including fees	16,668	16,283	65,134	65,237
Investments and other	2,030	2,817	9,337	11,341
Total interest income	18,698	19,100	74,471	76,578
Interest Expense
Deposits	1,090	2,307	6,391	9,009
Borrowings and other	75	160	422	668
Total interest expense	1,165	2,467	6,813	9,677
Net interest income	17,533	16,633	67,658	66,901
Provision for loan losses	1,095	(65)	3,450	1,250
Net interest income after provision	16,438	16,698	64,208	65,651
Non-interest Income
Service charges on deposit accounts	913	1,229	3,571	4,661
Electronic banking income	942	848	3,672	3,488
Other non-interest income	255	263	1,203	1,185
Total non-interest income	2,110	2,340	8,446	9,334
Non-Interest Expense
Salaries and employee benefits	5,103	5,437	21,179	21,485
Net occupancy and equipment	1,448	1,668	6,827	6,909
Outside data processing	1,709	1,494	6,720	5,782
OREO expenses and writedowns, net	482	860	1,053	1,550
Amortization of intangibles	228	212	952	885
Other non-interest expenses	1,964	1,709	7,174	7,153
Total non-interest expense	10,934	11,380	43,905	43,764
Income Before Taxes	7,614	7,658	28,749	31,221
Income Taxes	1,674	1,764	6,311	7,025
NET INCOME	5,940	5,894	22,438	24,196

EARNINGS PER SHARE	0.40	0.40	1.53	1.65
DILUTED EARNINGS PER SHARE	0.40	0.40	1.52	1.64
DIVIDENDS PER SHARE	0.15	0.15	0.60	0.60

Charge-offs	413	251	3,782	1,716
Recoveries	61	47	306	270
Net charge-offs (recoveries)	352	204	3,476	1,446

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2020	2019
ASSETS
Cash and due from banks	24,961	23,091
Interest-bearing bank balances	174,209	66,063
Federal funds sold	11,306	5,902
Securities available for sale	421,190	390,754
Loans (net)	1,200,862	1,181,753
Other real estate owned	13,215	12,242
Other assets	48,015	48,189
Goodwill and other intangible assets	52,064	53,016
TOTAL ASSETS	1,945,822	1,781,010

LIABILITIES & EQUITY
Deposits	1,633,740	1,495,753
Fed funds/repurchase agreements	33,827	20,428
FHLB borrowings	-	6,375
Subordinated debentures	5,475	5,436
Other liabilities	12,873	12,777
TOTAL LIABILITIES	1,685,915	1,540,769
Common Stockholders’ Equity	259,907	240,241
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,945,822	1,781,010

TOTAL BOOK VALUE PER COMMON SHARE	17.71	16.39
Tangible Book Value per Common Share	14.16	12.77

Non-Accrual Loans	8,996	14,437
Loans 90 Days Past Due and Still Accruing	2,332	2,228
Accruing Troubled Debt Restructured Loans	398	3,020